Exhibit 99.1

DSW Inc. Reports Fourth Quarter and Fiscal Year 2015 Financial Results

•	Fourth quarter sales increase 5.0% to $672 million; comparable sales increase 0.7%

•	Fourth quarter EPS of $0.14 per diluted share

•	Full year sales increase 5.0% to $2.6 billion; comparable sales increase 0.8%

•	Full year EPS of $1.54 per diluted share

•
Management expects fiscal 2016 earnings of $1.54 to $1.64 per diluted share, excluding the impact from purchase price accounting, transaction costs and fair market value accounting related to the acquisition of Ebuys, Inc.

•	Returned close to $250 million to shareholders in 2015 through share repurchases and dividends, including $116.5 million in share repurchases during the fourth quarter

•	Board of Directors declare quarterly dividend of $0.20 per share

COLUMBUS, Ohio, March 15, 2016 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week and fifty-two week periods ended January 30, 2016, which compare to the thirteen week and fifty-two week periods ended January 31, 2015.

Roger Rawlins, Chief Executive Officer stated, "During the fourth quarter, we acted quickly to drive sales and gain market share, in the face of a challenging retail environment. While these actions negatively impacted operating margin in the near term, we believe they were the right steps to expand our customer base and exit the year with a clean inventory position. In 2016, we will move decisively to improve our execution, intensify our focus on delivering value to our customers and drive additional growth by entering new categories, markets and digital channels. We recognize there is much more we need to accomplish and we are committed to returning DSW to sustainable and profitable growth while delivering strong shareholder returns."

The Company achieved several important milestones in 2015:
•Opened 40 new DSW stores in the United States;
•Expanded DSW's presence in Canada with the opening of 11 new DSW locations by Town Shoes;
•Grew digital demand by 22% in the full year, aided by the roll-out of Buy Online Pick-Up In Store and Buy Online Ship to Store;

•Re-platformed DSW.com with significant enhancements to search engine optimization and new personalization capabilities;
•Returned close to $250 million to shareholders, including $69.7 million in dividends and $179.6 million in share repurchases, with $83.5 million remaining under existing share repurchase authorization.
Fourth Quarter Operating Results

•	Sales increased 5.0% to $672 million.

•	Comparable sales increased 0.7%.

•	Gross profit decreased 300 bps due to higher promotions.

•	Net income was $11.8 million, or $0.14 per diluted share.

Full Year Operating Results

•	Sales increased 5.0% to $2.6 billion.

•	Comparable sales increased 0.8%.

•	Gross profit declined 90 bps.

•	Net income was $136.0 million, or $1.54 per diluted share.

Fourth Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $330 million compared to $447 million in the fourth quarter last year.

•	On a cost per square foot basis, DSW inventories increased by 1.5% at the end of quarter. Excluding pre-buys, inventory cost per square foot increased by 0.9%.

Regular Dividend
DSW Inc.'s Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend will be paid on April 15, 2016 to shareholders of record at the close of business on April 1, 2016.

Fiscal 2016 Annual Outlook
For the full year ending January 28, 2017, the Company expects revenue growth of 8% to 10%, with comparable sales growth in the 1% to 2% range. The Company expects to open 34 stores and close 2 stores.

On March 4, 2016, the Company completed the previously announced acquisition of Ebuys, Inc., a leading e-commerce off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. The initial purchase payment of $61 million was funded using cash on hand. In fiscal 2016, Ebuys, Inc. is expected to contribute approximately $100 million in sales.

Assuming a tax rate of 39% and 83 million shares outstanding, full year adjusted earnings per share is expected to range between $1.54 to $1.64 per diluted share, including $0.04 to $0.06 per share from Ebuys, Inc. Guidance does not include the impact of purchase price accounting, transaction costs and fair market value accounting for deferred contingent consideration of approximately $0.10 to $0.12 per diluted share.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 AM Eastern, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. (passcode: 1241477) approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 5:00 p.m. Eastern Time on March 29, 2016 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and (passcode: 10081167) or online at http://www.dswinc.com/.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of March 15, 2016, DSW operates 470 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 384 leased locations in the United States under the Affiliated Business Group. DSW also owns Ebuys, Inc., a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q4 2015 SEGMENT RESULTS

	Net sales by reportable segment
	Thirteen weeks ended			Fifty-two weeks ended
	January 30, 2016	January 31, 2015	% change	January 30, 2016	January 31, 2015	% change
	(in thousands)			(in thousands)

DSW segment	$636,535	$607,010	4.9%	$2,470,107	$2,352,464	5.0%
ABG segment	35,501	33,167	7.0%	150,141	143,628	4.5%
DSW Inc.	$672,036	$640,177	5.0%	$2,620,248	$2,496,092	5.0%

	Comparable sales change by reportable segment
	Fiscal quarter ended		Fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
DSW segment	0.5%	7.8%	0.8%	1.8%
ABG segment	4.1%	3.3%	1.7%	1.6%
DSW Inc.	0.7%	7.6%	0.8%	1.8%

	Gross Profit by Reportable Segment
	Fifty-two weeks ended
	January 30, 2016	January 31, 2015
DSW segment	30.0%	30.9%
ABG segment	18.6%	19.8%
DSW Inc.	29.3%	30.2%

	Stores and square footage data
	As of
	January 30, 2016	January 31, 2015
DSW stores open, end of period	468	431
DSW total square footage (in thousands)	9,805	9,277

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2016 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; our success in meeting customer expectations; disruption of our distribution and/or fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to prior and current acquisitions; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of
	January 30, 2016	January 31, 2015
Assets
Cash and equivalents	$32,495	$59,171
Short-term investments	226,027	171,201
Accounts receivable, net	15,464	24,407
Inventories	484,236	450,836
Prepaid expenses and other current assets	37,446	43,108
Total current assets	795,668	748,723

Property and equipment, net	374,241	337,903
Long-term investments	71,953	216,756
Goodwill	25,899	25,899
Deferred income taxes	21,815	31,079
Investment in Town Shoes	21,188	25,887
Note receivable from Town Shoes	44,170	43,304
Other assets	14,175	8,692
Total assets	$1,369,109	$1,438,243

Liabilities and shareholders' equity
Accounts payable	$215,626	$170,610
Accrued expenses	107,800	113,180
Total current liabilities	323,426	283,790

Non-current liabilities	140,759	143,333
Total shareholders' equity	904,924	1,011,120
Total liabilities and shareholders' equity	$1,369,109	$1,438,243

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Fifty-two weeks ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$672,036	$640,177	$2,620,248	$2,496,092
Cost of sales	(506,993)	(463,622)	(1,851,879)	(1,741,071)
Gross profit	165,043	176,555	768,369	755,021
Operating expenses	(147,974)	(128,480)	(554,818)	(512,536)
Operating profit	17,069	48,075	213,551	242,485
Interest income, net	838	734	3,462	3,121
Non-operating (expense) income	(20)	—	3,178	—
Income from continuing operations before income taxes and income (loss) from Town Shoes of Canada	17,887	48,809	220,191	245,606
Income tax provision	(6,649)	(19,860)	(83,806)	(96,392)
Income (loss) from Town Shoes	525	1,915	(351)	3,813
Income from continuing operations	11,763	30,864	136,034	153,027
Total (loss) income from discontinued operations, net of tax	—	(86)	—	272
Net income	$11,763	$30,778	$136,034	$153,299

Diluted shares used in per share calculations:	86,235	89,415	88,501	90,612

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.14	$0.35	$1.54	$1.69
Diluted earnings per share from discontinued operations	$—	$0.00	$—	$0.00
Diluted earnings per share	$0.14	$0.34	$1.54	$1.69